EXHIBIT 10.1

DISTRIBUTED ENERGY SYSTEMS

EXECUTIVE INCENTIVE PLAN

Adopted May 28,2008

PLAN OBJECTIVE

The Executive Incentive Plan (the “Plan”) for DESC and certain of its affiliates (collectively, the “Company”) is designed to maximize assets available for distribution to creditors and shareholders by providing incentives to two key executives of the Company to maximize the net recovery received by the Company upon the consummation of sales of the various businesses of the Company and/or confirmation of a chapter 11 plan that implements a recapitalization of one or more of the Company’s businesses.

ELIGIBLE EMPLOYEES

The Plan covers Bernard Cherry, Chairman and Interim Chief Executive Officer and Peter Tallian, Chief Financial Officer (the “Plan Participants”). All payments under the Plan (the “Plan Payments”) shall be in lieu of any other severance agreement or policy or performance bonus under any other plan, program, agreement, applicable law or policy otherwise applicable to the Plan Participants and the Company.

PLAN PAYMENTS

Upon the successful closing of (i) the sale of the Company’s Proton business and (ii) the sale of the Company’s Northern business and/or confirmation of a chapter 11 plan that provides for the recapitalization of one or both of the Northern and Proton businesses (collectively, the “Restructuring”), each of the Plan Participants shall have earned and be entitled to a minimum payment of $100,000.

To the extent the proceeds from the Restructuring are sufficient to satisfy the allowed secured claims of Perseus Partners VII, L.P. (“Perseus”), the Plan Participants shall have earned and be entitled to receive additional payments calculated as a percentage of the excess proceeds or value achieved from the Restructuring (the “Excess Proceeds”)1 as follows:

Bernard Cherry – 7.5% of the Excess Proceeds

Peter Tallian –5.0% of the Excess Proceeds

Notwithstanding the foregoing, the payments to the Plan Participants earned pursuant to the Plan shall not exceed $750,000 for Bernard Cherry and $500,000 for Peter Tallian.

[1]	In the event of confirmation and effectiveness of a chapter 11 plan, the Excess Proceeds shall be calculated based on the value available for distribution to unsecured creditors and interest holders.

By way of example, assume that Perseus’s allowed secured claims are $19 million and the proceeds from the Restructuring are $22 million. The payments under the Plan to the Plan Participants would be as follows:

Bernard Cherry: $325,000 ($100,000 + 7.5% of $3,000,000)

Peter Tallian: $250,000 ($100,000 + 5.0% of $3,000,000)

CARVEOUT

Perseus has agreed to a carve-out from its collateral in the amount of $200,000 to fund the minimum payment under the Plan (the “Carve-out”) to the extent the proceeds from the Restructuring are insufficient to satisfy Perseus’ debt.

COURT APPROVAL

If the Company files a chapter 11 proceeding to implement the Restructuring, the Company shall promptly file a motion seeking bankruptcy court approval of the Plan including administrative priority status for any payments thereunder and in connection with approval of Debtor In Possession financing, shall seek approval of the Carve-out.

TERMINATION OF EMPLOYMENT

Awards under the Plan are offered as discretionary incentive amounts. Plan Payments shall be made to each entitled Plan Participant in accordance with the terms of the Plan, even if such Plan Participant is not employed by the Company at the time a Plan Payment is to be made, unless the Plan Participant retires, dies, voluntarily resigns, or is terminated for cause, in which case the Plan Participant shall not be entitled to any Plan Payments after the termination of his employment.

For purposes of the Plan, the term “for cause” means, either before or after adoption of the Plan:

•	The arrest or conviction (or plea of guilty or nolo contendere) of Plan Participant of any felony or other crime involving dishonesty or moral turpitude;

•	A finding by an legal or administrative court or tribunal that the Plan Participant engaged in willful misconduct, or was grossly negligent, in the performance of his or her duties;

•	A material and direct conflict of interest, not specifically waived in advance by the Company;

•	Unauthorized use or disclosure of confidential information that belongs to the Company or the Company’s customers or employees;

•	Repeated absences from work that the Company reasonably determine to be materially adverse to the best interests of the Company;

•

Repeated failure of Plan Participant to perform his or her job duties in a satisfactory manner; provided that such failure continues for more than 21 days after written notice thereof which specifically identifies the manner in which Plan Participant is believed to have materially failed to perform said duties;

•	Refusal to follow the instructions of a direct supervisor or from a member of the Company’s board of directors; or

•

Other material misconduct including, but not limited to: falsification of the Company’s records, theft, sexual harassment, or possession of firearms, controlled substances or illegal drugs on the Company’s premises or while performing the Company’s business.

FURTHER ACTIONS

As a condition to each Plan Participant’s eligibility to participate in the Plan, such Plan Participant shall agree to take such further actions as are reasonably requested by the Company, including such actions as the Company may reasonably request subsequent to the termination of such Plan Participant’s employment with the Company, as the case many be, to assist the Company in the conduct of any bankruptcy cases filed under chapter 11 of the United States Bankruptcy Code.

NO PROMISE OF CONTINUED EMPLOYMENT

The Plan and any Plan Participant’s selection as a participant in the Plan does not, and is in no manner intended to constitute, a promise of employment for any period of time or to change a Plan Participant’s status, if applicable, as an at shall employee subject to termination at any time for any reason.

TAXES

All payments made pursuant to the Plan shall be subject to standard withholding and deductions. Neither the Company nor its officers or agents make or has made any representation about the tax consequences of any payments or benefits offered by the Company to any Plan Participant.

SEVERABILITY

If any provision of the Plan is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of the Plan and the provision in question shall be modified as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. Any waiver of or breach of any of the terms of the Plan shall not operate or be construed as a waiver of any other breach of such terms or conditions or of any other terms and conditions, nor shall any failure to enforce any provision hereof operate or be construed as a waiver of such provision or of any other provision.

CHOICE OF LAW AND VENUE

The Plan shall be governed by the laws of the State of Delaware, notwithstanding that State’s conflict of law provisions. The Company and each of the Plan Participants shall irrevocably and unconditionally consent to the exclusive jurisdiction of the United States District Court for the District of Delaware (the “District Court”) or if a chapter 11 proceeding is commenced the United States Bankruptcy Court (the “Bankruptcy Court”). The Company and each of the Plan Participants shall irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, or proceeding arising out of or related to the Plan in the District Court or Bankruptcy Court, as applicable, and shall further irrevocably and unconditionally waive and agree not to plead or claim that any such action, suit or proceeding brought in the District Court or Bankruptcy Court, as applicable, has been brought in an inconvenient forum.

ENTIRE AGREEMENT AND AMENDMENT

This document constitutes the complete, final and exclusive embodiment of the terms and conditions of the Plan and may only be modified in writing signed by an authorized officer of the Company. Any agreement between any Plan Participant and the Company with regard to the Plan and its subject matter is superseded in its entirety by this document.

NO ASSIGNMENT

The rights of a Plan Participant or any other person to any payment or other benefits under the Plan may not be assigned, transferred, pledged, or encumbered except by will or the laws of decent and distribution.

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